Exhibit 10.49

FEDERAL SETTLEMENT AGREEMENT

This FEDERAL SETTLEMENT AGREEMENT is made this 15th day of August, 2014, between American Addiction Centers, Inc. (“AAC”), a Nevada corporation; James D. Bevell, Jr. (“Bevell”), an individual resident of Florida; and AJG Solutions, Inc. (“AJG”), a Florida corporation, at Brentwood, Tennessee.

WHEREAS, AAC, Bevell, and AJG entered into an Asset and Equity Purchase Agreement on or about August 31, 2012, in connection with the acquisition of the Treatment Solutions Network business; and

WHEREAS, Bevell, Michael Cartwright, and Jerrod Menz entered into an Agreement Among Shareholders on September 1, 2012; and

WHEREAS, multiple disputes have arisen between AAC, Bevell, and AJG regarding their respective rights and obligations under the Asset and Equity Purchase Agreement and Agreement Among Stockholders, and otherwise; and

WHEREAS, AAC filed suit against Bevell and AJG in an action styled American Addiction Centers, Inc. v. James D. Bevell, Jr., and AJG Solutions, Inc. (M.D. Tenn. No. 3:14-cv-311) (the “Federal Litigation”); and

WHEREAS, Bevell filed a counterclaim in the Federal Litigation alleging breaches of the Asset and Equity Purchase Agreement and certain other matters; and

WHEREAS, the parties wish to reach a full and final, global resolution to resolve all outstanding disputes between them under certain of their agreements and the Federal Litigation;

NOW, THEREFORE, in consideration of these premises, the mutual promises set out below, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. In full and final satisfaction of all obligations to Bevell under the Asset and Equity Purchase Agreement, Agreement Among Stockholders, the Federal Litigation, or otherwise, AAC agrees to dismiss its claims in the Federal Litigation as set out in section 9 below.

2. In return for dismissal of the Federal Litigation, Bevell hereby releases any and all claims he may currently have, or hereafter acquire, whether known or unknown, disclosed or undisclosed, concealed or hidden, asserted or unasserted, arising out of or related to the Asset and Equity Purchase Agreement, Agreement Among Stockholders, the Federal Litigation, his counterclaim in the Federal Litigation, his ownership of the shares of AAC, AAC Holdings, Inc. (“Holdings”), or any affiliate, the Share Exchange, or otherwise. This release includes but is not limited to all claims arising under federal, state or foreign law, common law, statute, rule or regulation related to breach of contract, fraud, promissory fraud, misrepresentation, conspiracy, breach of fiduciary duty, reimbursement of expenses, intentional interference with contract, aiding and abetting, or other claims for compensatory damages, punitive damages, declaratory judgment, injunctive relief, attorney fees, costs, or other legal or equitable relief of any kind whatsoever, whether individual, class, direct, derivative, representative or in any other capacity.

3. The release by Bevell set out in section 2, above, shall apply to AAC; Holdings; their respective current or former officers, directors, employees, agents, predecessors, successors, underwriters, insurers and assigns; and their respective parent, subsidiary, and affiliated entities.

4. In addition, subject to the below provisions, upon execution of this Federal Settlement Agreement, Bevell agrees that all of his 444,434 shares in AAC (whether currently issued or restricted) shall be surrendered to AAC at no additional cost as part of this Federal Settlement Agreement. Upon completion of the initial public offering of shares of Holdings and dismissal of the State Litigation (defined herein), Bevell shall have no further claim to any shares or compensation for shares of AAC, Holdings, or of any parent, subsidiary, or affiliated entity. Bevell agrees that he will execute a stock power in the form attached as Exhibit A to this Federal Settlement Agreement to effectuate this transfer, which shall be held in escrow by Kathryn Sevier Phillips and not delivered to AAC until completion and funding of the initial public offering of shares of Holdings and dismissal of the State Litigation. In the event that such completion and funding of the initial public offering of shares of Holdings and dismissal of the State Litigation do not occur on or before November 15, 2014, or such later date as may be agreed between the parties, such stock power and shares shall be returned to Bevell upon written demand by Bevell. In the event that such shares are returned, this Federal Settlement Agreement shall, in all respects, be null and void and of no effect whatsoever (including voiding of the releases contained herein and reinstatement of the agreements referenced herein), the intent being to place all parties in the position they were in immediately prior to the execution of this Federal Settlement Agreement relating to the original claims and defenses by and against the parties, as well as any unasserted claims.

5. Upon entry of an Agreed Judgment as set out in section 9, AAC releases any and all claims it may currently have, or hereafter acquire, whether known or unknown, disclosed or undisclosed, concealed or hidden, asserted or unasserted, against Bevell or AJG arising out of or related to the Asset and Equity Purchase Agreement, Agreement Among Stockholders, the Federal Litigation, ownership of the shares of AAC, Holdings, or any affiliate or otherwise. This release includes but is not limited to all claims arising under federal, state or foreign law, common law, statute, rule or regulation related to breach of contract, fraud, promissory fraud, misrepresentation, conspiracy, breach of fiduciary duty, reimbursement of expenses, intentional interference with contract, aiding and abetting, or other claims for compensatory damages, punitive damages, declaratory judgment, injunctive relief, attorney fees, costs, or other legal or equitable relief.

6. The release set out in section 5, above, shall apply to Bevell and to AJG. AAC expressly reserves all rights, claims, and defenses it may have with respect to any person not a party to this Federal Settlement Agreement.

7. With respect to any and all released claims stated in paragraphs 2 and 5, the parties stipulate and agree that they expressly waive, and shall be deemed to have, and by operation of the dismissal of the Federal Litigation claims and counterclaims shall have, expressly waived the provisions, rights and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties shall expressly waive and by operation of the dismissal of the Federal Litigation claims and counterclaims shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable or equivalent in effect to California Civil Code § 1542.

8. Notwithstanding anything to the contrary in this Federal Settlement Agreement, the release provisions set forth in paragraphs 2 and 5 of this Federal Settlement Agreement shall not constitute a release of any claims or causes of action arising out of or based upon a breach of this Federal Settlement Agreement or of the parties’ State Settlement Agreement.1

[1]	Bevell filed suit, including a First Amended Complaint, against certain officers, directors, and shareholders of AAC, as well as others, in an action styled James D. Bevell, Jr. v. Michael Cartwright, Jerrod Menz, AAC Holdings, Inc., Clinical Revenue Management Services, LLC, Tina Cartwright, Victoria Menz, and Behavioral Healthcare Realty, LLC (Williamson County Chancery Court No. 43356) (the “State Litigation”).

9. Following execution of this Federal Settlement Agreement, and upon completion and funding of the initial public offering of shares of Holdings, AAC shall dismiss the Federal Litigation with prejudice on or before November 15, 2014, or such later date as may be agreed to by the parties, except as to AAC’s claim for a permanent injunction. Bevell and AJG agree that, upon consummation and performance of this Federal Settlement Agreement on or before November 15, 2014, or such later date as may be agreed by the parties, the preliminary injunction in the Federal Litigation will be converted via an Agreed Judgment to a permanent injunction, which will remain in effect through August 31, 2015. Following execution of this Federal Settlement Agreement, completion and funding of the initial public offering of shares of Holdings and dismissal of the State Litigation, Bevell shall dismiss with prejudice any counterclaims asserted in the Federal Litigation (either separately or as part of an agreed stipulation of dismissal filed with AAC) on or before November 15, 2014, or such later date as may be agreed to by the parties. The parties agree that they shall stand still and will not pursue discovery or other actions in the Federal Litigation prior to the filing of the anticipated dismissals and an Agreed Judgment. AAC shall bear all court and discretionary costs and attorneys’ fees it has incurred associated with the Federal Litigation. Bevell and AJG Solutions shall bear all costs and fees they have incurred associated with the Federal Litigation.

10. The parties agree that, subject to the provisions of Paragraph 9 above, this Federal Settlement Agreement supersedes any and all obligations they may owe under the Asset and Equity Purchase Agreement; provided, however, that the Non-Competition Covenant of section 7.5 shall remain in effect through August 31, 2015. AAC further agrees that the indemnity obligations of Bevell are terminated as of the date of the completion and funding of the initial public offering of shares of Holdings, including but not limited to those in connection with pending litigation with Horizon BlueCross BlueShield in the Superior Court of New Jersey. In the event that such completion and funding do not occur on or before November 15, 2014, or such later date as may be agreed between the parties, such release of indemnity obligations shall be null and void in accordance with section 4, above.

11. The parties agree that the terms of this Federal Settlement Agreement shall remain confidential and shall not be disclosed to any other person other than as required by law for tax, securities, or other purposes, or as reasonably necessary in connection with an initial public offering by Holdings. Other than to confirm that their disputes have been resolved and that Bevell is no longer affiliated with AAC, the parties shall not comment publicly on this Federal Settlement Agreement. In the event that a party receives a subpoena or other discovery request that would include this Federal Settlement Agreement, it shall oppose such request and notify the other parties of such request. The parties further agree that they will suffer substantial harm from any violation of this confidentiality clause, that damages will not be an adequate remedy for such violation, and that a court may issue a temporary restraining order, preliminary injunction, or permanent injunction against any violations of this provision, in addition to awarding damages or other relief.

12. This Federal Settlement Agreement is an integrated contract. No promise, representation, offer, or statement not included herein forms any part of the parties’ bargain.

13. This Federal Settlement Agreement shall be governed by the substantive laws of Tennessee. No principle of the choice of laws shall be applied that would result in the application of the law of any other state to the construction or enforcement of this Federal Settlement Agreement.

14. The exclusive venue for any action arising out of or related to this Federal Settlement Agreement shall be the state or federal courts located in or for Williamson County, Tennessee. All parties consent to the jurisdiction of such courts.

15. The parties shall cooperate in effectuating the terms of this Federal Settlement Agreement and shall execute such other documents as may be reasonably required to do so.

16. This Federal Settlement Agreement may be executed in two or more counterparts, which shall collectively constitute one instrument.

17. There are no third-party beneficiaries of this Federal Settlement Agreement other than as set out in sections 2 and 3 above. Except as expressly provided herein, AAC, Bevell, and AJG expressly reserve all rights they may have against any person not a signatory to this Federal Settlement Agreement.

18. The parties have been represented by counsel in connection with this Federal Settlement Agreement and have had an adequate opportunity to consult with such counsel. They understand that this Federal Settlement Agreement has important legal consequences, including the release of certain rights that they may have or claim to have.

19. Each party shall bear its own attorneys’ fees and costs associated with the Federal Litigation and this Federal Settlement Agreement.

20. The persons signing below on behalf of the corporate parties have full authority to do so and to bind their principals to this Federal Settlement Agreement.

21. This Federal Settlement Agreement represents the compromise of doubtful and disputed claims. Nothing in this Settlement Agreement shall constitute an admission or evidence of liability for any of the claims asserted in the Federal Litigation, or otherwise, which the parties deny.

22. This Federal Settlement Agreement may be amended only by a writing signed by all parties.

Done at Brentwood, Tennessee, on the date written above.

American Addiction Centers, Inc.

By:	/s/ Kathryn Sevier Phillips
Kathryn Sevier Phillips
General Counsel and Secretary

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

AJG Solutions, Inc.

By:	/s/ James D. Bevell, Jr.
James D. Bevell, Jr.
President

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